UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2023

Casa Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38324	75-3108867
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Old River Road Andover, Massachusetts	01810
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (978) 688-6706

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	CASA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 17, 2023, Casa Systems, Inc. (the “Company”) and Weidong Chen reached a mutual agreement that Mr. Chen will retire from his position as the Company’s Chief Technology Officer, effective as of November 30, 2023 (the “Effective Date”). A copy of this filing has been furnished to Mr. Chen, and he has agreed with the disclosure contained herein.

In connection with Mr. Chen’s departure, the Company and Mr. Chen entered into a separation agreement and general release of claims (the “Separation Agreement”) on November 17, 2023. Pursuant to the terms of the Separation Agreement, for a twelve-month period following the Effective Date, Mr. Chen will receive (i) salary continuation payments in an amount equal to the sum of (x) his annual base salary at the rate in effect as of the Effective Date and (y) his target bonus for the calendar year 2023 and (ii) payment to the COBRA provider for premiums to continue health benefit coverage. In addition, pursuant to the terms of the Separation Agreement, on the date the Release (as defined below) becomes effective, any of Mr. Chen’s unvested equity in the Company will be fully accelerated and become vested, and Mr. Chen will have until the first anniversary of the Effective Date to exercise any option to purchase shares of the Company’s common stock. The Separation Agreement also contains non-disparagement and cooperation covenants, a release of claims by Mr. Chen, and a provision reaffirming Mr. Chen’s post-employment continuing obligations. The Company’s obligations to make payments under the Separation Agreement are conditioned upon Mr. Chen not breaching any of his continuing obligations and a requirement that Mr. Chen executes the Consulting Agreement (as defined below) and executes and does not revoke the customary release of claims by Mr. Chen in favor of the Company included in the Separation Agreement (the “Release”).

The Company and Mr. Chen also entered into a consulting agreement (the “Consulting Agreement”) on November 17, 2023, effective November 30, 2023. Pursuant to the terms of the Consulting Agreement, following his retirement, Mr. Chen will provide advisory and professional services as a consultant to the Company, with the level of such services not to exceed 20% of those provided during the preceding 36 months, and not to exceed eight (8) hours per week, unless otherwise agreed to by Mr. Chen. As part of the Consulting Agreement, Mr. Chen will receive compensation at a rate of $500 per hour for time actually worked. Mr. Chen will submit monthly invoices to the Company by the 15th day of each month, and the Company will make payment to Mr. Chen within thirty (30) days of receipt of invoice. The Consulting Agreement is for a term of 6 months and may be terminated by the Company at any time, without cause or further obligation, with at least thirty (30) calendar days’ written notice to Mr. Chen. The Consulting Agreement also contains customary confidentiality, non-disclosure, and invention assignment covenants.

The foregoing summaries of the Separation Agreement and the Consulting Agreement do not purport to be complete and are qualified in their entirety by full text of the Separation Agreement, a copy of which is attached hereto as Exhibit 10.1, and the Consulting Agreement, a copy of which is attached hereto as Exhibit 10.2, respectively, and are incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On November 21, 2023, the Company issued a press release announcing a technology update and the retirement of Mr. Chen as Chief Technology Officer of the Company. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed subject to the requirements of amended Item 10 of Regulation S-K, nor shall it be deemed incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, regardless of any general incorporation language in such filing. The furnishing of this information hereby shall not be deemed an admission as to the materiality of any such information.

Item 9.01.Financial	Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Separation Agreement, executed on November 17, 2023, by and between the Company and Weidong Chen

10.2	Consulting Agreement, executed on November 17, 2023, by and between the Company and Weidong Chen

99.1	Press release issued November 21, 2023

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 21, 2023	Casa Systems, Inc.

	By:	/s/ Michael Glickman
Michael Glickman
President and Chief Executive Officer